Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Exagen Inc.
Vista, California
We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 22, 2022, relating to the financial statements of Exagen Inc. (the "Company"), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
/s/ BDO USA, LLP

San Diego, California
May 11, 2022